CONTACT:
KEVIN GREGORY, CFO
(859) 586-0600 X1424
kgregory@pomeroy.com
--------------------

PITTSBURGH BASED ORGANIZATION SIGNS IT OUTSOURCING SERVICES AGREEMENT WITH POMEROY IT SOLUTIONS VALUED AT $30 MILLION

HEBRON, KY.--(BUSINESS WIRE)-April 17, 2006 - Pomeroy IT Solutions, Inc., and a Pittsburgh based global enterprise with core competencies in the fields of health care, nutrition and high-tech materials, today announced that Pomeroy will provide outsourcing services to manage the company's IT infrastructure and applications throughout the continental United States and Canada.

This new, five-year agreement, worth an estimated $30 million, focuses on operations as well as standardizing, managing, and resolving IT service inquiries relating to hardware and application software for this Pittsburgh based organization. Under the contract, services will include a tactical combination of both on-site and centralized support for about 20,000 users.

"We see a new trend in outsourcing that demands higher value services; at Pomeroy, we focus on the total customer experience by leveraging innovative technologies and processes to provide efficiencies through streamlined operations that reduce customer costs and improve customer satisfaction," said John McKenzie, Senior Vice President of Sales and Marketing for Pomeroy IT Solutions, Inc.

ABOUT POMEROY IT SOLUTIONS
As an international technology services and solutions provider, Pomeroy IT Solutions unites core competencies in IT Outsourcing Services and Professional Services. Some of the Company's services include consulting, project management, application development, integration, staffing, and technology sourcing. Pomeroy's capabilities as an end-to-end services and technology sourcing provider set the Company apart as a unique, one-stop alternative. This combination helps its Fortune 1000, government, and mid-market clients realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.

Certain of the statements in the preceding paragraphs regarding projected revenues and service capabilities constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Further, projected revenues contained in such statements are based on the estimated needs of the customers as conveyed to Pomeroy. Other factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, existing market and competitive conditions including the overall demand for IT products and services, the terms of applicable customer and vendor agreements and certification programs and the assumptions regarding the ability to perform there under, the ability to implement the company's best practices strategies, the ability to manage risks associated with customer projects, the ability to attract and retain technical and other highly skilled personnel and the Company's ability to obtain sufficient volumes of products and provide services.